NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 23, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 12, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Flexible Investment Income Fund and Nuveen Preferred Income Opportunities Fund became effective prior to the open on June 12, 2017. Each Common Share of Beneficial Interest of Nuveen Flexible Investment Income Fund was converted into 1.73985578 Common Shares of Beneficial Interest of Nuveen Preferred Income Opportunities Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 12, 2017.